UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐       Preliminary Proxy Statement

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☐       Definitive Proxy Statement

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☐       Soliciting Material Pursuant to §240.14a-12

HomeStreet, Inc.

(Name of Registrant as Specified In Its Charter)

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Both Leading Proxy Advisory Firms Recommend Shareholders Vote FOR HomeStreet Director Nominees

Glass Lewis Recommends that Shareholders Vote FOR All Three Company Board Nominees, Noting that HomeStreet Has a “Strong Board that Has Presided Over Long-Term Shareholder Value Creation”

ISS Previously Stated that Additional Board Change is Not Necessary at HomeStreet and Also Recommended that Shareholders Vote FOR All Three of Company’s Nominees

HomeStreet Urges Shareholders to Follow the ISS and Glass Lewis Recommendations and Vote on the WHITE Proxy Card to Elect Company Nominees Sandra A. Cavanaugh, Mark K. Mason and Donald R. Voss

SEATTLE – (June 11, 2019) – HomeStreet, Inc. (Nasdaq: HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced that proxy advisory firm Glass, Lewis & Co (“Glass Lewis”) has recommended that shareholders vote on the WHITE proxy card FOR the election of all three of the Company’s highly-qualified nominees, Sandra A. Cavanaugh, Mark K. Mason and Donald R. Voss, to the Board of Directors (the “Board”) at the upcoming 2019 Annual Meeting of Shareholders scheduled for June 20, 2019 (the “2019 Annual Meeting”).

Previously, proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) also recommended that shareholders vote on the WHITE proxy card FOR the election of all three Company nominees.

In its report recommending the election of the Company’s nominees, Glass Lewis noted the following:1

●	“Overall, we believe HomeStreet has demonstrated that it has a strong board that has presided over long-term shareholder value creation and is responsive to changing industry conditions and shareholder concerns.”

●	“[W]e find that the Dissident has not made a compelling case for change at the Company and that support for the incumbent board and the Management Nominees is warranted. In arriving at this determination, we found that the Company has generated total shareholder returns that are acceptable relative to industry peers, that the Company appears to be taking reasonable actions to adjust strategic direction in response to market conditions and that the board appears responsive to shareholders and has taken a number of recent steps to improve corporate governance.”

●	“We find that the incumbent board is sufficiently qualified, with an appropriate range of skills and experience, sufficiently independent and has a suitable mix of tenures, with an average tenure of six years and two new directors added to the board in 2018.”

●	“[W]e do not believe the Dissident’s concerns regarding governance and board oversight at HomeStreet rise to a level that would justify supporting its campaign. In particular, we find that the Dissident has not presented a convincing case with respect to its allegations that the incumbent board has manipulated corporate machinery.”

[1]	Permission to quote Glass Lewis and ISS was neither sought nor obtained. Emphasis added.

In its report, ISS previously stated:

●	“On balance, particularly in light of the changes that have been implemented since the last meeting, the dissident has not demonstrated that additional board change is necessary at this time.”

●	“As such, votes FOR the management nominees on the WHITE card are warranted.”

●	“…HMST outperformed peers and the KBW Regional Banking Index from both the 2018 AGM and the announcement that HMST intended to seek buyers for its mortgage banking business through the unaffected date, as well as over the trailing one year, including when the measurement periods are extended.”

Commenting on the Glass Lewis and ISS reports, HomeStreet Chairman, CEO & President Mark Mason said: “We are pleased that both leading proxy advisory firms have clearly and definitively recommended that shareholders vote for our nominees, Sandra A. Cavanaugh, Donald R. Voss and myself, for re-election to the Board. As both firms note in their reports, HomeStreet’s leadership is successfully executing on an important strategic transformation, while at the same time listening to shareholders and responding to their concerns with positive and constructive actions. We believe that HomeStreet has a Board that possesses an excellent mix of banking industry, investing, risk management and leadership experience that has allowed it to drive real value creation and position the Company for lasting success.”

“Further, Donald Voss, HomeStreet’s Lead Independent Director whose election to the Board Blue Lion is opposing, has overseen the Company’s robust shareholder engagement process over the past year as well as the implementation of significant corporate governance improvements – both of which were key positive elements cited in Glass Lewis’ and ISS’s reports. Mr. Voss is an experienced leader with extensive public company board experience. In contrast, the candidate Roaring Blue Lion is advocating to replace Mr. Voss, Ronald Tanemura, has experience that is based primarily in the investing space. In our view, Mr. Tanemura would not be a meaningful enhancement to our already highly-qualified Board because he would not bring necessary bank management or operational experience to the boardroom.”

The Company recommends that shareholders follow the recommendations of ISS and Glass Lewis and vote FOR the election of ALL the Company’s nominees, Sandra A. Cavanaugh, Mark K. Mason and Donald R. Voss, on the WHITE proxy card at the 2019 Annual Meeting.

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About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq: HMST) (the “Company”) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company’s primary business is community banking, including: commercial real estate lending, commercial lending, residential construction lending, single family residential lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2019 Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement and accompanying WHITE proxy card, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://ir.homestreet.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Forward-Looking Statements

This release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements give the Company's current beliefs, expectations and intentions regarding future events. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). These forward-looking statements involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time of this release and the Company does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the SEC. Please refer to the risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made.

Contacts:

Investor Relations:

Gerhard Erdelji, 206-515-4039

gerhard.erdelji@homestreet.com

Or

Okapi Partners LLC

Bruce H. Goldfarb/Pat McHugh, (877)566-1922

info@okapipartners.com

Media Relations:

Sloane & Company

Dan Zacchei/Joe Germani, 212-486-9500

Dzacchei@sloanepr.com / Jgermani@sloanepr.com

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